Exhibit 99.1

Results Published in Journal of Clinical Oncology Affirm Survival Benefit of EFAPROXYN™ in Patients with Brain Metastases Originating from Breast Cancer

Westminster, CO, January 3, 2006 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the publication of results from its Phase 3 REACH study of EFAPROXYN (efaproxiral) in patients with brain metastases.  Results of the study, which were reported in the January 1st edition of the Journal of Clinical Oncology (volume 24, issue 1), suggest that the addition of EFAPROXYN to whole brain radiation therapy (WBRT) may improve survival and response rates in patients with brain metastases, particularly those from breast cancer.

Authors of the manuscript analyzed data from the REACH study to assess the safety and efficacy of EFAPROXYN when administered as an adjunct to WBRT in patients with brain metastases from various solid tumors. Among the subgroup of 397 patients with non-small cell lung cancer (NSCLC) or breast cancer, results of the analysis indicated that there was an improvement in both response rate and median survival time for patients in the EFAPROXYN arm.  Median survival time (MST) for the NSCLC/breast cancer subgroup was 6.0 months for the EFAPROXYN arm versus 4.4 months in the control arm (HR=0.82, p=0.07), an improvement of 38%.  A Cox multiple regression analysis conducted to account for known predictors of survival in this heterogeneous patient population demonstrated a 25% reduction in the risk of death (HR=0.75, 95% CI: 0.60, 0.94; p=0.01) for patients in the EFAPROXYN arm.  A statistically significant improvement (13%, p=0.01) in response rate (radiographic complete plus partial response) was also observed for patients in the EFAPROXYN arm in the NSCLC/breast cancer subgroup. In an exploratory analysis by primary tumor type, the largest EFAPROXYN treatment effect was observed in the 107 eligible patients with brain metastases originating from breast cancer (HR=0.51, p=0.003, unadjusted log-rank).  Overall, EFAPROXYN was very well tolerated, with the majority of EFAPROXYN-related adverse events being grade 1 and 2.  All adverse events were resolved within the 1-month follow-up period and were easily managed with supportive care. A portion of these data were previously presented at the 40th Annual Meeting of the American Society of Clinical Oncology, the 26th Annual San Antonio Breast Cancer Symposium and the 8th Annual Scientific Meeting of the Society for Neuro-Oncology.

“Our findings suggest that EFAPROXYN has the potential to improve the survival of a group of patients with an otherwise very poor prognosis,” said John H. Suh, M.D., Director of the Gamma Knife Center, Radiation Oncology, Brain Tumor Institute at the Cleveland Clinic Foundation and the study’s principal investigator.  “Results of this study are particularly compelling in light of the lack of progress made by the field over the past 25 years in extending the survival and quality of life of this patient population.”

To further confirm the survival benefit observed in the breast cancer subgroup in the REACH trial, in February 2004, the Company initiated a Phase 3, randomized, open-label, multi-center trial called ENRICH (Enhancing Whole Brain Radiation Therapy In Patients with Breast Cancer and Hypoxic Brain Metastases), designed to compare the effect of WBRT with supplemental oxygen with or without EFAPROXYN in women with brain metastases from breast cancer.  The Company currently expects to complete patient enrollment in the ENRICH trial during the second half of 2006 and report preliminary results approximately six months thereafter.

About the REACH study

The REACH study was a randomized, open label Phase 3 clinical trial designed to demonstrate the safety and efficacy of EFAPROXYN in treating patients with brain metastases. Patients with SCLC, germ cell tumors or lymphoma were excluded. Prior brain tumor resection was allowed as long as measurable lesion(s) remained. The study enrolled 538 patients and compared the safety and efficacy of EFAPROXYN plus WBRT and supplemental oxygen (271 patients) versus WBRT and supplemental oxygen (267 patients) in patients with brain metastases. Radiographic imaging of the brain (MRI or CT) was required at baseline, 1-month post WBRT, 3-months post-WBRT and every three months thereafter until progression or death. The primary endpoint of the trial was survival. Response rate in the brain was evaluated as a secondary endpoint.

About EFAPROXYN

EFAPROXYN is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy. By increasing tumor oxygenation, the Company believes that EFAPROXYN has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, EFAPROXYN, is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, visit the Company’s web site at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases from breast cancer or any other type of cancer, our projected timelines for completion of enrollment and announcement of the results of the ENRICH trial, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that we may experience difficulties or delays in our clinical trials, whether caused by adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors: and that clinical trials may not demonstrate the safety and efficacy of our product candidates in their target indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman

Manager, Corporate Communications

720-540-5227

jneiman@allos.com